Exhibit 10.45

CARDWELL COMPANIES COMMERCIAL REALTY ONE

StarTek

Lease Summary Decatur, Illinois

Project:	Fairview Park Plaza

Premises:	37,500 SF at 1505 W. King, Decatur, Illinois 62522

Landlord:	Cardwell Companies, Inc.

Tenant:	StarTek USA, Inc. mo
Rent:	$5.78 or $18,062.50/1~ao. payable in monthly installments to Fairview Park Plaza, LLC, 101 S. Main Street, Suite 101;

Decatur, Illinois 62523

Term:	Seven (7) years commencing upon occupancy

Options

Renewal:	Two (2), three (3) year terms with six (6) month prior notice
Option #1: $6.50/SF
Option #2: $7.25/SF

Expansion:	Adjacent beauty supply store at same rent

Allowance:	$375,000 towards construction costs paid upon receipt of invoices

Repairs:	Tenant to maintain HVAC units

Signage Rights:	Front of building

Operating Expenses/Taxes:	Tenant to pay proportionate (16.29%) of common area costs, real estate taxes and insurance, including a management fee of 16% of the common area costs, estimated to be $2.22/sf

Parking:	350 spaces, at no cost, per Exhibit C

Alterations:	Tenant may make alterations of less than $20,000 without Landlord approval

Sublease/Assignment:	Tenant may sublease/assign to a subsidiary without Landlord approval

Holding Over:	150% of rent

Security Deposit:	None

Restoration:	None

Training Space:	101 Park at no cost through 8/03.

Landlord Improvements:	Roof, storefront windows remove/patch staircase/escalator, replace main entrance, provide separate electrical service

101 S. Main St.

Suite 101

Decatur, IL 62523

Ph. (217)877-1300

FAIRVIEW PARK PLAZA COMMERCIAL LEASE

THIS LEASE, made and entered into this          day of February, 2003, by and between Cardwell Companies Inc.  d/b/a Cardwell Companies Commercial Realty One, agent for Fairview Park Plaza, LLC, an Illinois limited liability company, hereinafter referred to as “Lessor” and STARTEK USA, INC., hereinafter referred to as “Lessee”,

WlTNESSETH

THAT Lessor, for and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by the Lessee, demises and leases to the Lessee and the Lessee does hereby take, and accept and rent from the Lessor, the premises hereinafter described for the period, at the rental and upon the terms and conditions hereafter set forth.

1. Demised Premises. The premises demised and leased hereunder consist of the building and land described as follow, to wit:

Approximately 37,500 square feet located at 1505 W. King, Decatur, Illinois, 62522, commonly known as Fairview Park Plaza. (See Exhibit “A”)

2, “Term of Lease. This lease shall have a term of Seven (7) years, commencing on the nineteenth (19~n) day of May, 2003 or when the City of Decatur issues a Certificate of Occupancy, whichever event occurs later. Lessee shall have access to the leased premises for the purpose of completing tenant finish improvements on date of executed Commercial Lease agreement. Upon delivery of possession of the Leased Premises to Lessee, Lessee shall execute a letter of understanding acknowledging (i) the Commencement Date of this Lease. and (ii) that Lessee has accepted the Leased Premises for occupancy and that the condition of the Leased Premises (including any Leasehold improvements constructed there only and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects. Such letter of understanding shall become a part of this Lease. If Lessee takes possession of and occupies the Leased Premises Lessee shall be deemed to have accepted the Leased Premises as described above, even though Lessee may not have executed the letter of understanding. Lessor shall remedy/any latent defect(s) discovered within ninety (90) days of the Commencement Date. Lessee agrees that notification of the latent defect must be in writing from lessee and received by Lessor within ninety (90) days of the rent Commencement Date. The written notice must set forth any and all problems related to the latent defect.

2.1. Option to Extend. Provided that Lessee is not then in default of any of its obligations hereunder beyond any applicable period of notice and/or cure, Lessee shall have the option to extend the Lease Term for Two (2) additional periods of Three (3) years (each an “Extension Term”). The Extension Terms shall be upon the same terms and conditions contained in the Lease for the Lease Term except the Rental shall be adjusted as set forth below and there shall be no further Option to Extend beyond the second extension term. Lessee shall exercise such option by delivering to Lessor, no later than six months (6) prior to the expiration of the Lease Term, written notice of Lessee’s desire to extend the Lease Term. Unless Lessor otherwise agrees in writing, Lessee’s failure to timely exercise such option shall waive it and any succeeding option. If Lessee properly exercises its option to extend, Lessor and Lessee shall execute en amendment to the Lease reflecting the terms and conditions of the Extension Term. The Annual Rental for the Extension Terms are set forth on Exhibit B. The Rental shall be paid at the same time and in the same manner as provided in the Lease,

3. Rental. Lessee shall pay to the Lessor as rental for the premises the sum of to be determined as descried in Exhibit “A” per year payable in monthly installments of and the rent shall be due on the first (1st) day of each and every month throughout the term of the Lease without demand. After 10 days, there will be a late charge of $50.00. After three late rent occurrences during the Term of the Lease that are not cured within ten (10) days of the Tenant’s receipt of written notice of non-payment from Landlord, Lessor will have the right to terminate the lease and the Lessee shall agree to vacate the premises and lease space within 10 days of written notice to terminate. The rent payable hereunder shall be made payable to Fairview Park Plaza, LLC. 101 S. Main St., Suite 101, Decatur, Illinois 62523.

4. Additional Rental. Lessee covenants and agrees to pay as additional rental the following:

A. Repairs. Lessee shall keep and maintain, in good working order, and repair (which repair shall include all necessary replacements, capital expenditures, and compliance with all Laws now or hereafter adopted) the Premises and every part thereof and any and all appurtenances thereto wherever located, including, but without limitation: See items marked on Exhibit A. Lessor shall pay for HVAC replacement, maintenance and replacement of foundation, exterior walls and roof, if necessary. Lessee, at its expense, shall obtain a preventative maintenance contract on the HVAC System which shall be subject to Lessor’s reasonable approval. Lessee shall provide Lessor with a copy of the preventative maintenance contract no later than thirty (30) days after the Commencement Date. The preventative maintenance contract shall provide for the inspection and maintenance of the HVAC System on not less than a semi-annual basis. Lessee shall at its own expense buy and pay for all materials and replacement of any light bulbs.

B. Insurance. Lessor shall maintain fire end extended coverage insurance (or other special broad form coverage) together with insurance against vandalism and malicious mischief, covering the building or buildings within the shopping center, for their fell insurable value on a replacement cost basis without deduction for depreciation. The policy year shall mean the twelve-month period covered by Lessor’s insurance policy or policies. During the term of this Lease, as additional rent, Lessee shall pay its pro rata share of the premiums for the insurance to be maintained by Lessor in accordance with this paragraph, including liability coverage. Such pro rata share be computed pursuant to the terms of this lease. Lessee shall, at its expense, maintain fire and extended coverage insurance on its fixtures, equipment, merchandise and other personal property in or upon the premises for its full insurable value on a replacement cost basis. Lessee shall also be responsible for acquiring any business interruption insurance Lessee desires.

C. Common Areas. As used in this Lease, the term “Common Areas” shall include the parking areas, ingress, egress and access roads and drives, sanitary sewers and utility lines, drainage system, walkways and sidewalks, landscaped and planted areas of the Building, and other facilities designed for use in common by ‘occupants of the Building and their agents, employees, customers, invitees and licensees.

D. Lessee’s Pro-Rata Share. As additional rent for the initial term of this Lease and any renewal thereof Lessee covenants and agrees to pay its pro-rata share of Common Area costs, Real Estate Taxes, and Insurance, Common Area costs shall include all of - Lessor’s cost and expenses of every kind and nature of operating, managing, equipping, lighting, decorating, repairing, securing, cleaning, replacing, striping, reconstructing, providing security, insuring, and maintaining the Common Areas, keeping the same cleaned of snow, ice, and water and providing liability insurance therefore, and administrative costs equal to 16% of all other Common Area costs. This sum shall be paid monthly.

Lessee’s pro-rata share shall be a fraction of said costs, the numerator of which shall be the number of square feet in the Premises (the leasehold space) and the denomination of which shall be the total useable area in the Building (the entire shopping center commonly known as Fairview Park Plaza, LLC, consisting of approximately 230,172 square feet.) It is understood that Lessor may cause any or all of said services to be provided by an independent contractor or contractors. Lessee’s pro-rata share of the Common Area Costs. Real Estate Taxes, and Insurance shall be paid in advance n monthly installments on the first day of each calendar month commencing on the Rental Commencement Date. The estimate of the Common Area Costs, Real Estate Taxes, and Insurance for such calendar year shall, to the extent possible, be based upon the actual Common Area Costs. Real Estate Taxes, and Insurance for the preceding calendar year adjusted, to reflect reasonably anticipated increases or decreases in operating costs and expenses. The Lessors written estimate of the Common Area Costs Real Estate Taxes, and Insurance for each calendar year shall be given to Lessee on or before the Rental Commencement Date and, thereafter, on or before December 15 immediately preceding each calendar year, On or before April 1 Lessor shall provide Lessee a statement showing in reasonable detail the actual Common Area Costs, Real Estate Taxes, and Insurance paid or incurred by Lessor in the preceding calendar year, such statement to be prepared by Lessor in accordance with generally accepted accounting practices and procedures; and within fifteen (15) days of such date, Lessee shall pay Lessor any deficiency, Lessor shall pay Lessee any overpayment, of Lessee’s pro-rata share of the Common Area Costs for the preceding calendar year.

5. Use of the Premises. The Premises shall be used for the purpose of carrying on a Call Center. Lessee shall operate its business in the Premises under the trade name: StarTek. The premises shall not be used for any other purpose. Lessee shall not engage in the retail sale of drugs, pharmaceuticals, health and beauty aids or drug sundries, or alcoholic beverages to be consumed off the premises, or sell sub style sandwiches or deli-style sandwiches where over 25% of said sales are of the sub style or deli-style sandwich type.

5.1 Parking. Lessee shall not be entitled to use the parking area for the common use of the tenants of the shopping center other than what is described in Exhibit C. Lessee shall have the exclusive right to use, for its intended purposes as described in Exhibit C, such parking area for itself, its employees, agents, invitees and licensees, subject, however, to the rights given Lessor an~ the other tenants for easements, right of way and deliveries. Lessor shall have the right to change the size, location, elevation or nature of the parking area. Lessee may not use the parking area for any other purpose without the express written consent of the Lessor, which consent shall be completely discretionary. For example, no signage or tent sales or use of the parking lot for similar purposes is allowable without the express written consent of Lessor.

Lessor shall have the right with respect to the parking area:

(i)                                     To change the entrance, exits, driving lanes and parking areas as Lessor deems necessary as long as the number of spaces remain the same.

(ii)                                  To close temporarily or permanently all of any portion thereof;

(iii)                               To establish, modify or enforce reasonable rules or regulations with respect to the use of said area and Lessee agrees that it, its concessionaires and their respective employees, agents, invitees and licensees shall complex with. such rules and regulations upon notice thereof.

(iv)                              Landlord shall make every reasonable attempt not to change Tenant’s parking areas in Exhibit C or change the means of access to them. Further, Landlord shall use reasonable efforts to accommodate Lessee’s request for additional parking.

5.2 Employee Parking. Area. Lessee agrees that it, any subtenant and their respective officers, employees and agents will park their automobiles and other vehicles only where and as permitted by Lessor. Lessee and Lessee’s employees are allowed to park in the designated parking areas only that is shown in Exhibit C..

6. Construction of Leasehold Improvements. Lessee has personally inspected the Leased Premises and accepts the same “as is” without representation or warranty by Lessor of any kind and with the understanding that Lessor shall have no responsibility with respect thereto except to construct in a good and workmanlike manner the improvements designated as Lessor’s obligations in the attached Exhibit E,. so that the Leased Premises will be available for Lessee’s occupancy by the Commencement Date, unless prevented by causes beyond Lessor’s reasonable control.

7. “For Lease” Signs. If Lessee has not exercised its option to extend, the Lessor may place on the Premises notices or signs indicating that the Premises are “For Rent” or “For Lease” or the like, during the last six months of the Lease term. Lessee shall not interfere in any manner with these notices or with Lessor’s showing of the Premises,

8.             Casualties.  If the Premises or the building in which the Premises are located is substantially or totally damaged by fire, or other casualty, Lessor may terminate this Lease as of the date of such destruction by written notice to Lessee within sixty (60) days after such destruction. If Lessor does not elect to so terminate this Lease, or if the extent of damage is not substantial Lessor shall promptly, and with reasonable diligence restore the building and Premises. The rent and additional rent shall abate on account of any damage in proportion to the area of the Premises rendered untenantable until the Premises is restored. If the Premises is not restored in accordance with this paragraph within 180 days after such damage or destruction, then Lessee may terminate this Lease by written notice to Lessor within 210 days after such damage.

9.             Condemnation.

A.            Total or Substantial Partial Condemnation. If the whole of the Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof, then. this Lease shall terminate as of the date that rifle shall be taken. If any part of the Premises shall be so taken as to render the remainder thereof unusable-for the conduct of Lessee’s business in the Premises, then Lessor or Lessee may terminate this Lease on thirty (30) days’ notice to the other given within ninety (90) days after the date of such taking. If this Lease shall terminate or be terminated, then the rent shall be pro-rated to the date of the taking.

B.            Partial Taking Where Lease Not Terminated.  If any part of the Premises shall be so taken and this Lease shall not terminate or be terminated as provided in Paragraph 9.A, then the rent shall be equitably apportioned according to the space so taken, Lessor shall, at its expense, restore the remaining portion of the Premises to the extent necessary to make the Premises reasonably suitable for the purposes for which the Premises are leased, and shall make all repairs to .the building in which the Premises are located to the extent necessary to constitute the remaining portion of the building a complete architectural unit.

C.            Award. If the Premises or any part thereof is taken, then Lessee shall have no claim against Lessor, Lessee shall have no claim or right to any portion of the amount awarded as damages or paid as a result of such taking and the full amount of such award made by the taking authority shall be paid to and retained by Lessor, free of any claim by Lessee to any portion thereof. All rights of Lessee, if any, are hereby assigned by Lessee to Lessor. Lessee shall have no claim against Lessor for the value of the unexpired term of this Lease and shall have no right or claim to any part of the award,

10. Alterations. Lessee shall not make any alterations, improvements or additions to the Premises unless Lessor shall first have given written approval of the plans and specifications therefor, and shall have been insured, to Lessor’s satisfaction, against any cost or damage incident thereto, and unless Lessee shall first have secured all necessary building and other permits. All such alternations, modifications, additions or installations, when made, shall become the property of Lessor unless Lessor directs Lessee to remove said alteration(s) at the end of this Lease, excluding initial improvements set forth herein, and shall remain upon and be surrendered with said Premises as a part thereof at the end of the term of this Lease. Lessor agrees that it will not unreasonably withhold its consent to any such alterations, modifications, additions or installations. If the Lessee should make any alternations, the Lessee hereby agrees to indemnify and defend the Lessor from any liability as a result thereof. Upon any expiration or termination of this Lease, Lessee shall be entitled to remove any and all furniture and equipment not belonging to Lessor. Cosmetic alternations amounting to less than Twenty Thousand Dollars ($20,000.00) do not require Lessor’s Consent

11. Signs. Lessee agrees not to erect or install any signs, decorations, or anything of any kind on the exterior of the Premises, not to place any advertising signs or posters on the interior of the show windows, and not to change the color of the exterior painting, without the prior written approval of Lessor, which will not be unreasonably withheld. Lessee shall obtain all requisite permits and licenses for all signs approved by Lessor and all such signs comply with all requirements of all authorities having jurisdiction over the Premises.

12. Cleanliness and Waste. Lessee shall keep the demised premises and the walks adjacent thereto at all times in a neat, clean and sanitary condition, waste, or debris and shall neither commit nor permit any waste or nuisance therein.

13. Sublease. Lessee shall not sublet or assign the demised premises except by written permission and consent of Lessor, which said consent or permission shall not be unreasonably withheld, references elsewhere herein to assignees notwithstanding, and any such subleasing or assignment, even with the approval of Lessor, shall not relieve the Lessee from liability for payment of the rental herein provided, or from the obligation to keep arid be bound by the terms, conditions and covenants of this Lease. The acceptance of rent from any other person shall not be deemed to have waived any of the provision of this paragraph or to be a consent to the assignment of this Lease of subletting of the demised premises. Lessee may assign and/or sublet the demised premises to a subsidiary successor of Lessee, upon the submission by the subtenant or assignee of a financial statement that is acceptable to Lessor. Upon receipt of a financial statement that establishes that the subtenant and/or assignee is a creditworthy tenant, Lessor shall consent to the assignment or subletting of this Lease. If Lessee remains liable for all of Lessee’s obligation herein, Lessor’s approval is not required.

14. Indemnification for General Liabilities.

Lessee shall indemnify, defend and hold Lessor harmless from any and all claims and damages, including reasonable attorney’s fees and costs, arising from Lessee’s use of the Demised Premises or the conduct of its business or from any activity, work, or thing done, permitted, or suffered by Lessee in or about the Demised Premises and/or the building in which the Demised Premises are located, unless caused by Lessor or Lessor’s agents or employees.

A. Lessee shall further indemnity, defend, and hold Lessor harmless from any and all claims and damages, including reasonable attorney’s fees and costs, arising from any breach or default in the terms of this Lease Agreement. arising from any act, negligence, default, or omission of Lessee or Lessee’s agents, employees, or invitees, and from and against any and all costs, reasonable attorney’s fees, expenses, and liabilities incurred in or about such claim or any action or preceding brought such claim.

B. Lessor shall indemnify, defend, and hold Lessee harmless from any and all claims and damages, including reasonable attorney’s fees and costs arising from Lessor’s construction of the premises or the conduct of its agents or from any activity, work, or thing done, permitted, or suffered by Lessor in or about the premises or the building in which the premises are located, unless caused by Lessee or Lessee’s agents or employees.

C. Lessor shall further indemnify, defend, and hold Lessee harmless from any and all claims and damages, including reasonable attorney’s fees and costs, arising from any breach or default in the terms of this Lease Agreement arising from any act, knowledge, or default or occasion of Lessor or Lessor’s agents, employees, or invitees, and from and against any other costs, reasonable attorney’s fees, and liabilities incurred in or about such claim or any action or preceding brought by such claim.

15 Holding Over If Lessee retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Lessee shall become a lessee from month to month at 150% of the monthly rental installment in effect at the end of the Lease Term (plus Additional Rent as provided in paragraph 4 hereof), and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Lessor of rent after such expiration of earlier termination shall not result in a renewal of this Lease, and Lessee shall vacate and surrender the Leased Premises to Lessor upon Lessee being given thirty (30) days prior written notice from Lessor to vacate.

16. Security Deposit. Lessee’s security deposit of ten dollar which the undersigned acknowledge has been paid upon the execution of this Lease.

17. Lessor’s Right to Inspect. Lessor and its agents shall have free access to the demised premises during all reasonable hours subject to twenty-four hours (24) prior notice from Landlord for the purpose of examining the same and to ascertain if they are in good repair, to make reasonable repairs which the Lessor may be required to make hereunder and to exhibit the same to prospective purchasers or Lessees.

18. Notices. All notices required under this Lease shall be deemed to have been properly served if delivered in writing personally or by registered mail to the Lessor at 101 S. Main St., Suite 101, Decatur, Illinois 62523 or such other place or places as they may designate in writing from time to time. Notices to Lessee shall be deemed to have been properly served if delivered in writing personally or by registered mail to the Lessee at STARTEK USA, INC., 100 Garfield Street, Denver, CO 80207. Attn: Vice President Of Facilities and Real Estate. Date of service of the notice by mail shall be the date on which such notice is mailed.

19. Subordination. Lessee will upon demand by Lessor, execute such instruments as may be required at any time. and from time to time, to subordinate the rights and interests of the Lessee under this Lease to the lien of any first mortgage in place, or subsequently placed, on the land of which the demised premises are a part; provided, however, that such ender or lien holder agrees that the subordination shall not affect Lessee’s right to possession, use and occupancy of the demised premises so long as Lessee shall not be in default under any of the terms or conditions of this Lease.

20. Utilities and Liens. Lessee shall make all necessary arrangements for utility services, including necessary permit for gas for heating, purposes, if required. Lessee shall pay promptly all charges for heat, light, gas, water and power used in or upon the demised premises; shall pay promptly for garbage and sewage removal and waste removal, if any; and shall pay promptly all bills for materials furnished or labor performed for Lessee, or at

Lessee’s instance and request, in connection with any repairs, alterations, improvements, decoration, installation of fixtures and equipment on the demised premises and to keep said demised premises free from all claims for lien~ for work. labor or materials on account thereof.

21. Default. If rent above referred to, or any part thereof, whether the same be demanded or not, shall remain unpaid after the same becomes due for a period of thirty (30) days after Tenant’s receipt of Landlords notice of non-payment, or if any term, condition or covenant of the Lease to be kept or performed by the Lessee shall be violated or neglected and shall remain so for a period of (30) days after written notice thereof to the Lessee by the Lessor, or if a petition in bankruptcy or assignment for the benefit of creditors shall be filed by the Lessee. or if the Lessee shall be finally adjudicated bankrupt and the same shall not be discharged within thirty (30) days after written demand therefore by the Lessor. then the said Lessee does hereby authorize and fully empower the Lessor to annul and cancel this Lease at once and to re-enter and take possession of said demised premises in accordance with law immediat61y and by force, if necessary, without any previous notice of intention to re-enter and remove all persons and their property therefore and to use such force and assistance in effecting and perfecting such removal as the Lessor may deem advisable to recover at once full and exclusive possession of all of said demised premises whether said demised premises be in possession of the Lessee or of third persons, or whether said demised premises be vacant. The Lessor may, however, at its option, at any time after such default or violation of condition or covenant, re-enter and take possession of said demised premises without such re-entering working a forfeiture of the rents to be paid and the covenants to be kept and performed by said Lessee for the full term of this Lease. in such case, the Lessor may make repairs, alterations and additions in or to the demised premises and redecorate the same to the extent~ deemed by Lessor necessary or desirable and Lessee shall, upon demand, pay the cost thereof, together with Lessor’s expense of the reletting. [f the consideration collected by Lessor upon any such reletting for Lessee’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease. together with the costs or repairs, alterations, additions, redecoration and Lessor’s expenses, Lessee shall Pay to Lessor the amount of each monthly deficiency on demand, more than sufficient to pay the full amount of the rent reserved herein, together with the costs and expenses of Lessor, at the end of the stated term of the Lease, shall account for the surplus to Lessee.

22. Titles of Paragraphs. The marginal titles of paragraphs herein are for convenience only and do not define, limit or construe the contents of such paragraphs.

23, Covenant to Bind Successor. It is agreed that the provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, successors and assigns of the respective parties hereto,

241 Attorney Fees. In the event of any legal action related to this Lease, the non-prevailing party agrees to pay the prevailing party’s reasonable attorney fees incurred to enforce this Agreement of Lease.

25. Waiver of Subrogation. Lessor hereby releases Lessee and Lessee hereby releases Lessor from and against any and all claims, demands, liabilities or obligations whatsoever for damage to the property, or loss or rents or profits from either Lessor or Lessee resulting from or in any way connected with any fire, accident or other casualty, whether or not such fire. accident or other casualty shall have been caused by the negligence or contributory negligence of either Lessor or Lessee or by any agent, associates or employee of either Lessor or

Lessee to the extent that such damage or loss is insured under any insurance contract which at the time of such damage or loss permits waiver for subrogation rights prior to a loss there under– In confirmation hereof, Lessor and Lessee shall execute an agreement of waiver of subrogation and deliver the same to their respective insurance carriers.

26. Waiver of Jury Trial and Forum.

ALL PARTIES TO THIS LEASE DO HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY HERETO. THE PARTIES FURTHER AGREE THAT IN ANY ACTION BROUGHT CONCERNING. THIS COMMERCIAL LEASE SHALL BE BROUGHT ONLY IN THE CIRCUIT COURT OF MACON COUNTY, ILLINOIS AND HEREBY. WAIVE ANY RIGHT TO ANY OTHER FORUM OR JURISDICTION.

27. Entire Aqreement. This Commercial Lease shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Commercial Lease shall not be binding on either party except to the extent incorporated in this Commercial Lease.

28. Modification. Any modification of this Commercial Lease or any additional obligation assumed by either party in connection with this Commercial Lease shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

29. Governing Law. This Commercial Lease shall be governed by, construed, and enforced in accordance with the laws of the state of Illinois. This lease has been executed at Decatur, Illinois on the date first above written.

30. Estoppels Certificate. At any time and from time to time but not less than ten (10) days prior written request by Lessor Lessee shall execute acknowledge and deliver to Lessor, promptly upon request, a certificate (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that his Lease is in full force and effect, as modified, and stating the date and nature of each modification). (b) the date, if any, to which rental and other sums payable hereunder have been paid (c) that no. notice has been received by Lessee of any default which has not been cured, except as to defaults specified in the certificate, and (d) such other matters as may be reasonably requested by Lessor Any such certificate may be relied upon by any prospective purchaser, mortgages or beneficiary under any deed of trust of the Building or any part thereof. If Lessee fails to deliver the certificate within ten (10) days, the Lessee irrevocably constitutes and appoints Lessor as its special attorney in fact to execute and deliver the certificate to any third party.

31. The final execution of the lease is subject to the approval and award of funds by the Illinois Department of Commerce and Economic Opportunity (fka the Illinois Department of Commerce and Community Affairs) through the Large Business Program and clearance of the environmental review process. If Lessee elects to cancel this Lease subject to the conditions set forth above, Lessee must notify Lessor within seven (7) days of receipt of notice from the Illinois Department of Commerce and Economic opportunity that Lessee has been denied the funds set forth above.

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

By: /s/David I. Rosenthal	February 19, 2003
Lessee: Star Tek	Date

/s/ John S. Cardwell	Feb 24, 2003
Lessor or Agent	Date
One of the principals of the owner is a licensed
real estate broker.

EXHIBIT A

EXHIBIT B

February 18, 2003

Mr. John S. Cardwell

CEO/Pre sident/Broker/Owner

Cardwell Companies.

One Main Place

101 S. Main Street, Suite 800

Decatur, IL 62523

RE: Letter of Intent for Fairview Park Plaza

Dear John:

Jones Lang LaSalle has been authorized to present the following terms and conditions under which StarTek will lease approximately 38,000 square feet in the above referenced facility:

Square Footage:

Approximately 38,000 square feet. As discussed, StarTek is interested in maximizing the square footage made available on the 1st floor. Upon completion of space plan by Scott Jenkins, the square footage to be revised. Final square footage to be verified by Landlord’s architect prior to occupancy. Upon mutual agreement of re- measurement, per BOMA standards, rent and Lessee’s proportionate share shall be revised.

Term:	Seven (7) years commencing upon completion of the Premises, estimated to be May 19th, 2003.

Rental Rate:	Years 1 - 7:$5.78 RSF

Base Building Improvements:	Landlord to provide a contribution of $375,000 towards Tenant’s build out. The $375,000 allowance is included in the above rental rate.

Mr. John S. Cardwell

February 18, 2003

Landlord shall pay the allowance upon receipt of invoices from Tenant, after the commencement date of the lease or when the occupancy permit is issued.

Restoration:	StarTek shall not be required to remove its initial or standard improvements upon term expiration.

Operating Expenses and Taxes:

StarTek will be responsible for paying all costs related to the operation and maintenance of the facility. StarTek shall pay costs such as utilities and janitorial directly to service provider. StarTek will pay its proportionate share of property taxes, property insurance, administration/management and security. The estimated amount of operating expenses and taxes is estimated to be:

• Property taxes $.75/sf/yr.
• Insurance $.15/sf/yr.
• Utilities, janitorial, R&M, admin/rngmt. and security $1.32/sf/yr
• Total: $2.22/sf/yr.

Parking:

Landlord will provide initially 350 parking spaces, of which 190 will be in the west lot, 110 m the loading dock area and 50 shall be in a designated exclusive parking area in front of the building. Landlord shall use best efforts to accommodate future headcount expansion. Parking shall be provided to Tenant at no cost. Cost to reconfigure and repaint parking areas to accommodate Tenant’s parking requirements shall be at Landlord’s sole cost.

Renewal Option:	StarTek shall have two (2) three (3) year renewal options at the following rental rates:.

• Years 8- 10:$6.50 RSF
• Years 11 - 13:$7.25 RSF

Expansion Option:

If the adjacent beauty supply store space comes available, StarTek shall have the option to acquire such space. Such space will be provided under the same terms and conditions of this Lease except for the tenant improvement allowance. Landlord to provide access entrances into the beauty supply store and will deliver the space in a clean shell condition, with sufficient HVAC and electrical capacity for standard office use.

Signage:	StarTek will, with Landlord approval, have signage rights on the front of the building of the Premises.

Satellite Dish:	Tenant shall have the right at no additional cost, with Landlord’s approval, to install a satellite dish.

Training Space:	Landlord to provide 101 Park at no cost for Tenant’s interim training use. Landlord understands training will commence within thirty (30) days of lease signature and may continue through August, 2003.

Competitors:	Landlord shall not allow another call center in Fairview Park Plaza.

Landlord Improvements:

Landlord, at Landlord’s sole cost, shall replace the roof of the Premises, replace storefront windows, remove staircase and escalator and patch floor, replace main entrance stair entry and provide separate electrical service meeting local/state codes to the Premises. The escalator will be removed and floor patched within two (2) weeks of lease execution.

Generator/UPS:	Tenant, at Landlord’s approval, shall allow Tenant to install a generator on the exterior of the building and UPS system with batteries on the interior of the building.

Telecommunications:	Landlord shall cooperate to the fullest extent with StarTek’s selected telephone provider to provide fiber access to the Premises.

Consulting Fee:	Jones Lang LaSalle shall receive a consulting fee of $6.00/sf to be paid in full within thirty (30) days of lease commencement.

Neither Landlord or StarTek shall be bound by the above terms until a Lease has been fully executed.

Very truly yours,

Ryan S. Cunningham

Executive Vice President

Tenant Representation Group

RSC/sr

Agreed and Acknowledged:

StarTek		Landlord:

Name:	/s/ David I. Rosenthal	Name:	/s / John S. Cardwell

Title:	Executive Vice President & CFO	Title:	Owner/Broker

EXHIBIT C

OF FAIRLAWN AVE.
WEST KING STREET
58 PARKING STALLS
176
124
CENTER LINE ON LIGHT POLES
LOADING DOCKS
APPROXIMATE BUILDING LINE
FIRE LANE STRIPING
FAIRVIEW AVENUE

LEGAL DESCRIPTION

A part of the Southeast 1/4, Southeast 1/4, Section ... [illegible] ... situated in Macon County, Illinois.

LEASE PARKING SUMMARY
168 STALLS w/ (4) HDCP – WEST SIDE
124 STALLS w/ (3) HDCP – SOUTH SIDE
58 STALLS – NORTH SIDE
350 TOTAL STALLS

STAR TEK – EXHIBIT C
LEASE PARKING PLAN – FAIRVIEW PLAZA

FAIRVIEW PLAZA
WEST KING STREET
DECATUR, ILLINOIS

REVISIONS

PWC

philip w. cochran consulting engineer
[illegible]
phone (217) [illegible]

0281

101

Zoning:

Water/Sewen City of Decatur

Bectdc/Gas: Illinois Power Co.
Electric/Gas
2435 Federal Dr
Decatur, II 62526

9,000 sq. ft.

CARDWELL COMPANIES
COMMERCIAL REALTY ONE

101 S. Main Street Suite 101 Decathur, IL 62523

Office, warehouse, and manufacturing space available in an industrial park setting. All city utilities, plus three phase electric. Fiber optic service available through Ameritech. Will remodel to suit. Located off Route 48 with Interstate 72 access within two miles.  Park 101 is home to many national tenants and is perfect for warehouse/distribution, telemarketing, insurance claims processing, laboratory, and other uses. Broker Owned.

Lease Rate: $5.00 - $7.00 sq. ft.

Sales: 217-421-1111 Leasing: 217-877-1300 Fax: 217-421-1833 Email: John@cardwell.com	For more information visit us on the web at www.cardwell.com